Saunders Joins YTB International, Inc. Legal Team

Saunders Announces Resignation from Board of Directors to Join YTB Legal Team

WOOD RIVER, IL., December 12, 2008 – YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a leading provider of Internet-based travel websites and home-based independent representatives in the United States, Bermuda, Canada, and the Bahamas, today announced the addition of Burt L. Saunders, Esq. to the Company’s legal team as a consultant, effective January 1, 2009.  Mr. Saunders will resign from the Board of Directors, effective December 31, 2008.

Mr. Saunders agreed to become more involved in assisting YTB in its legal affairs. "We are honored to have a person of Burt’s caliber and experience and look forward to his leadership in guiding our legal team,” said J. Scott Tomer, CEO.

"I am delighted to have the opportunity to serve YTB as part of its legal team and continue working with the Company to reach its goals," said Mr. Saunders.

Mr. Saunders joined the YTB Board of Directors in April 2008. He was formerly a member of the Florida Senate, representing the 37th District from 1998 through 2008. Previously he was a member of the Florida House of Representatives from 1994 through 1998. Saunders' public service positions have also included Collier County attorney and Collier County commissioner. He currently serves in an of counsel capacity with the law firm of Gray Robinson, P.A., and previously was employed with Woodward, Pires & Lombardo, P.A.  His practice has covered the areas of land use, government, and health care law. Mr. Saunders will continue to practice law part-time with Gray Robinson, P.A. during his consultancy with the Company.  Mr. Saunders received a B.A. from the University of South Florida, a J.D. from the College of William and Mary, and a L.L.M. in Ocean/Coastal Law from the University of Miami.

About YTB International
Recognized as the 26th largest seller of travel in the U.S. in 2007 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

YTB International, Inc. operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on selling online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network processes travel transactions for customers of travel site owners, establishes and maintains travel vendor relationships, and collects and pays travel commissions. Travel site owners direct consumers to their personalized, internet-based, travel booking websites. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

# # #

Media Contact:
Marcia Dempsey
Director of Public Relations
YourTravelBiz.com
618.216.4646
mdempsey@ytb.com
ytbi.com/investor/

Investor Contact:
Yemi Rose / Garth Russell
KCSA Strategic Communication
212/896.1233 / 212.896.1250